November 2007 Pricing Sheet dated November 20, 2007 relating to Preliminary Terms No. 432 dated November 13, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index
PRICING TERMS – NOVEMBER 20, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$8,490,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	November 20, 2007
Original issue date:	November 28, 2007 (5 business days after the pricing date)
Maturity date:	January 7, 2011
Minimum payment amount:	$980 per note (98% principal protection)
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	Baltic Dry Index (“BDI”)	BDIY	25%	$10,647
	Gold (“gold”)	GOLDLNPM	25%	$795.50
	Wheat (“wheat”)	W 1	25%	773.50¢
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	25%	$98.03

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been, and the final average commodity prices will be, determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$980 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	155%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
BDI: the official settlement price of the BDI
gold: the official afternoon fixing price per troy ounce
wheat: the official settlement price per bushel
WTI crude oil: the official settlement price per barrel

Initial commodity price:	The commodity price for the applicable basket commodity on the pricing date (as set forth under “Initial commodity price” above”)
Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date
Determination dates:
In respect of each basket commodity, each trading day or index business day, as applicable, during the period from and including October 1, 2010 through and including December 31, 2010 on which there is no market disruption event in respect of the applicable basket commodity

CUSIP:	617446X95
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per note:	$1,000	$25	$975
Total:	$8,490,000	$212,250	$8,277,750
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 432 dated November 13, 2007
Prospectus Supplement for Partially Capital Protected Commodity-Linked Notes dated November 13, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.